FOR IMMEDIATE RELEASE                            CONTACT:  Glenn Bozarth
October 17, 1995                                           (310) 252-3521



                 MATTEL REPORTS RECORD SALES AND EARNINGS
                  FOR 1995 THIRD QUARTER AND NINE-MONTHS,
         ANNOUNCES PLANS TO PURCHASE CONVERTIBLE PREFERENCE STOCK
         --------------------------------------------------------


LOS ANGELES, October 17, 1995 -- Mattel, Inc. today reported that net income for the 1995 third quarter increased 15 percent to a record $151 million or $.67 per share, versus $132 million or $.58 per share in the year-ago quarter.  Net sales for the quarter reached the record level of

$1.176 billion, up 13 percent from $1.037 billion in the 1994 third quarter.

     "Worldwide demand is being driven by excellent sales growth for our core Barbie and Fisher-Price brands," John W. Amerman, Mattel's chairman and chief executive officer, said.  "In addition, shipments of Pocahontas toys through the end of the third quarter exceeded those for Lion King a year ago."

     For the first nine months of 1995, net income increased by 15 percent to a record $246 million, or $1.08 per share, versus $213 million or $.94 per share for the same period last year.  Year-to-date net sales reached a record $2.484 billion, up 14 percent from $2.175 billion in 1994.



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     "The strong retail sales momentum we have experienced since the beginning of the year continued to build in the third quarter," Amerman said.  "With substantially increased advertising and promotion support in the fourth quarter compared to a year ago, we look forward to a strong finish that should result in 1995 being our seventh consecutive year of record sales and earnings."

     The company also announced that it intends to purchase this week all shares of its 12-1/2 percent, Series F Convertible Preference stock for approximately $75 million.  The Series F shares would have been convertible into approximately 2.6 million shares of common stock.

     "We see stock repurchase as an excellent means to demonstrate management's confidence in our company's future," Amerman said.  He also said that, including the purchase of the Series F stock, the company expects to increase its 1995 buy-back of common stock and its equivalents by one million shares, to a total of five million shares.  Mattel is currently in its third year of a four-year, 15.6 million-share repurchase program.

     Mattel, Inc. is the worldwide leader in the design, manufacture and marketing of children's toys.  Four core brands -- Barbie, Fisher-Price,

Disney and Hot Wheels -- account for 80 percent of company sales.  With headquarters in El Segundo, California, Mattel has offices and facilities in 36 countries and sells its products in more than 140 nations throughout the world.


                                   -###-

                                       MATTEL, INC. AND SUBSIDIARIES
                                     CONSOLIDATED STATEMENTS OF INCOME

                                                           FOR THE                      FOR THE
                                                      THREE MONTHS ENDED           NINE MONTHS ENDED
                                                  -------------------------    -------------------------
                                                   Sept. 30,      Sept. 30,     Sept. 30,      Sept. 30,
(In thousands, except per share amounts)             1995           1994          1995           1994
----------------------------------------          ----------     ----------    ----------     ----------
Net Sales                                         $1,176,484     $1,037,082    $2,483,528     $2,174,616
  Cost of sales                                      593,535        508,122     1,274,865      1,093,047
                                                  ----------     ----------    ----------     ----------
Gross Profit                                         582,949        528,960     1,208,663      1,081,569

  Advertising and promotion expenses                 182,355        161,298       367,673        326,938
  Other selling and administrative expenses          159,359        140,601       432,775        376,006
  Other (income) expense, net                         (9,025)         5,967       (13,169)        10,567
                                                  ----------     ----------    ----------     ----------
Operating Profit                                     250,260        221,094       421,384        368,058
  Interest expense                                    22,734         18,274        51,804         37,887
                                                  ----------     ----------    ----------     ----------
Income Before Income Taxes                           227,526        202,820       369,580        330,171
  Provision for income taxes                          76,200         71,000       123,800        117,200
                                                  ----------     ----------    ----------     ----------
Net Income                                        $  151,326     $  131,820    $  245,780     $  212,971
                                                  ==========     ==========    ==========     ==========

   Net Income Per Share (a)                       $     0.67     $     0.58    $     1.08     $     0.94
                                                  ==========     ==========    ==========     ==========

Average Number of Common and Common
  Equivalent Shares Outstanding                      225,523        225,930       224,771        223,666
                                                  ==========     ==========    ==========     ==========


                                 MATTEL, INC. AND SUBSIDIARIES
                             CONDENSED CONSOLIDATED BALANCE SHEETS


                                                   Sept. 30,       Sept. 30,      Dec. 31,
(In thousands)                                       1995            1994           1994
--------------                                    -----------    -----------    -----------
ASSETS
  Cash and marketable securities                  $   100,817    $   106,642    $   259,681
  Accounts receivable, net                          1,313,760      1,251,738        762,024
  Inventories                                         463,037        360,741        339,143
  Prepaid expenses and other current assets           201,380        159,235        182,675
                                                  -----------    -----------    -----------
    Total current assets                            2,078,994      1,878,356      1,543,523

  Property, plant and equipment, net                  486,576        398,890        415,921
  Other assets                                        496,914        508,384        499,582
                                                  -----------    -----------    -----------
    Total Assets                                  $ 3,062,484    $ 2,785,630    $ 2,459,026
                                                  ===========    ===========    ===========


LIABILITIES AND SHAREHOLDERS' EQUITY
  Notes payable, net                              $   243,390    $   477,567    $         -
  Current portion of long-term liabilities             31,939          2,700          3,095
  Accounts payable and accrued liabilities            703,921        664,764        748,392
  Income taxes payable                                229,752        163,959        164,394
                                                  -----------    -----------    -----------
    Total current liabilities                       1,209,002      1,308,990        915,881

  Long-term debt                                      263,262        258,539        264,483
  Medium-Term notes                                   220,000              -        110,500
  Other long-term liabilities                          86,890         88,107         82,472
  Shareholders' equity                              1,283,330      1,129,994      1,085,690
                                                  -----------    -----------    -----------
    Total Liabilities and Shareholders' Equity    $ 3,062,484    $ 2,785,630    $ 2,459,026
                                                  ===========    ===========    ===========

(a) Share and per share data for the quarter and nine months ended September 30, 1994 reflect the retroactive effect of a 5/4 stock split declared in December 1994.
